Exhibit 5.1

1510 Page Mill Road, Suite 110

Palo Alto, CA 94304-1127

Telephone: +1 650 352 0500

Facsimile: +1 650 352 0699

reedsmith.com

August 5, 2009

STEC, Inc.

3001 Daimler Street

Santa Ana, CA 92705

Ladies and Gentlemen:

We have acted as counsel to STEC, Inc., a California corporation (the “Company”), in connection with the prospectus supplement, dated August 5, 2009, relating to the Registration Statement on Form S-3 (333-160984) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on August 3, 2009, and the offer and sale of up to 10,350,000 shares of common stock, par value $0.001 per share of the Company (the “Shares”). The Shares are to be offered and sold by the certain selling stockholders of the Company.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. Based on the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Our opinion is expressed solely with respect to the California Corporations Code (including all related provisions of the Constitution of the State of California and all reported judicial decisions interpreting the California Corporations Code and/or the Constitution of the State of California).

This opinion is rendered solely to you in connection with the above matter, and may not be used, quoted or relied upon for any other purpose nor may this opinion be furnished to, quoted to or relied upon by any other person or entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K in connection with the offering of the Shares. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/    Reed Smith LLP

REED SMITH LLP

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